                                                                     EXHIBIT 2.B

                 STOCKHOLDER VOTING AND PROFIT SHARING AGREEMENT

          THIS STOCKHOLDER VOTING AND PROFIT SHARING AGREEMENT (this "Agreement") is made and entered into as of this 10th day of October, 1994, by and among National Medical Enterprises, Inc. a Nevada corporation ("Acquiror"), and the stockholder named on the signature page hereto ("Stockholder"). On the date hereof the Stockholder Beneficially Owns (as defined in Section 13(a) hereof) the shares of common stock, par value $.01 per share (the "Company Shares"), of American Medical Holdings, Inc., a Delaware corporation ("Company"), set forth next to the Stockholder's name on the signature page hereto.

          WHEREAS, Acquiror and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of a wholly owned subsidiary of Acquiror with and into the Company with the Company as the surviving corporation; and

          WHEREAS, as an inducement to Acquiror's execution of the Merger Agreement, Acquiror has requested that the Stockholder agree, and the Stockholder has agreed, to grant to Acquiror certain rights (i) to receive payment from the Stockholder in the event that an Alternate Transaction (as defined in Section 1(a) hereof) is consummated; and (ii) to vote (or consent with regard to) all Company Shares as to which the Stockholder has voting power as provided herein.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

          1.   PAYMENTS TO ACQUIROR UPON CERTAIN EVENTS.


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          (a)  ALTERNATE TRANSACTION PAYMENT.  (i)  If a person other than
Acquiror or its Affiliates (as defined in Section 13(c) hereof)(an "Acquiring Person"):

          (A) acquires Beneficial Ownership of any or all of the Stockholder Shares (as hereinafter defined); or

          (B) consummates a merger, consolidation or other business combination with, or purchases all or substantially all of the assets of, the Company (each transaction specified in the foregoing clause (A) or in this clause
     (B), an "Alternate Transaction"),

the Stockholder shall pay to Acquiror an amount (the "Alternate Transaction Payment") equal to the product of (x) the excess of the Alternate Transaction Price (as hereinafter defined), over $25.88, or, if the Alternate Transaction is consummated after March 31, 1995, $26.13 (the "Base Price") times (y) the number of Stockholder Shares, if any, sold or transferred by the Stockholder to an Acquiring Person or received by a Stockholder by virtue of an Alternate Transaction which is consummated, or with respect to which an agreement is entered into, on or prior to June 30, 1995 (the "Outside Date"). Such payment shall be made promptly following the transfer of Stockholder Shares to an Acquiring Person. In the event that the consideration for the Stockholder Shares consists in whole or in part of property other than cash, the Alternate Transaction Payment shall be made by delivering to the Acquiror a percentage of each type of property received determined by dividing the amount of the Alternate Transaction Payment (expressed on a per share basis) by the Alternate Transaction Price.

          (ii) "Alternate Transaction Price" shall mean, with respect to any Stockholder Shares, the price per share paid by any Acquiring Person after the date hereof for such Stockholder Shares which shall include, if applicable, the fair market value of securities or other property other than cash exchanged for Stockholder Shares or received for the Company's assets, calculated as a per share price, as determined by the investment banking firm retained by the Company to evaluate such proposal.


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         (iii)  "Stockholder Shares" shall mean the Shares of Company capital stock (including without limitation the Company Shares) Beneficially Owned by such Stockholder as of the date hereof.

          (iv) For purposes of determining whether an Alternate Transaction exists, an Acquiring Person shall be deemed to have acquired "Beneficial Ownership" of any Stockholder Shares (x) which such person or any of its Affiliates or Associates (as defined in Section 13(c) hereof) Beneficially Owns, directly or indirectly; (y) which such person or any of its Affiliates or Associates has, directly or indirectly (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or
(z) which are Beneficially Owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Company Shares (other than the Company Shares owned by other persons that are parties to the Amended and Restated Stockholder Agreement, dated as of July 30, 1991, among the Stockholder, the Company and certain other stockholders (the "Stockholder Agreement").

          (b) ADJUSTMENT UPON CERTAIN CHANGES IN CAPITALIZATION. In the event of any change in the Company Shares by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities that constitute Stockholder Shares hereunder, and the Base Price therefor, shall be adjusted appropriately.

          2.   VOTING RIGHTS.

          (a) VOTING AGREEMENT. The Stockholder agrees to vote all Stockholder Shares on matters as to which the Stockholder is entitled to vote at a meeting of the Stockholders of the Company, or by written consent without a meeting with respect to all Stockholder Shares as follows: (i) in favor of approval and adoption of the Merger Agreement and all related matters; (ii) against


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any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger.

          (b) GRANT OF PROXY. The Stockholder hereby appoints Acquiror, with full power of substitution (Acquiror and its substitutes being referred to herein as the "Proxy"), as attorneys and proxies to vote all Stockholder Shares on matters as to which Stockholder is entitled to vote at a meeting of the stockholders of the Company or to which they are entitled to express consent or dissent to corporate action in writing without a meeting, in the Proxy's absolute, sole and binding discretion on the matters specified in Section 2(a) above. The Stockholder agrees that the Proxy may, in such Stockholder's name and stead, (i) attend any annual or special meeting of the stockholders of the Company and vote all Stockholder Shares at any such annual or special meeting as to the matters specified in Section 2(a) above, and (ii) execute with respect to all Stockholder Shares any written consent to, or dissent from, corporate action respecting any matter specified in Section 2(a) above. The Stockholder agrees to refrain from (A) voting at any annual or special meeting of the stockholders of the Company, (B) executing any written consent in lieu of a meeting of the stockholders of the Company, (C) exercising any rights of dissent with respect to the Stockholder Shares, and (D) granting any proxy or authorization to any person with respect to the voting of the Stockholder Shares, except pursuant to this Agreement, or taking any action contrary to or in any manner inconsistent with the terms of this Agreement. The Stockholder agrees that this grant of proxy is irrevocable and coupled with an interest and agrees that the person designated as Proxy pursuant hereto may at any time name any other person as its substituted Proxy to act pursuant hereto, either as to a specific matter or as to all matters. The Stockholder hereby revokes any proxy previously granted by it with respect to its Stockholder Shares as to the matters specified in Section 2(a) above. In discharging its powers under this Agreement, the Proxy may rely upon advice of counsel to Acquiror, and any vote


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made or action taken by the Proxy in reliance upon such advice of counsel shall be deemed to have been made in good faith by the Proxy.

          3. DIVIDENDS. The Stockholder agrees that if a record date for any dividend or distribution to be paid (whether in cash or property, including without limitation securities) on the Stockholder Shares occurs during the term hereof (other than the cash dividend of $.10 per share permitted by Section 7.12 of the Merger Agreement), Acquiror and the Stockholder shall enter into an escrow arrangement pursuant to which any payment of any such dividend or distribution shall be held in escrow. Upon consummation of any Alternate Transaction, such dividend or distribution made on such Stockholder Shares shall be delivered to Acquiror together with the Alternate Transaction Payment.

          4.   TERMINATION.

          (a) This Agreement shall terminate upon the earlier to occur of (i) the Outside Date, PROVIDED, that, if the Merger Agreement is terminated by the Company in accordance with Section 9.3(b), (c) or (d) thereof, this Agreement shall terminate on the effective date of such termination of the Merger Agreement; (ii) the Effective Time of the Merger; and (iii) immediately following the making of an Alternate Transaction Payment for all of the Stockholder Shares; PROVIDED, that, in the case of any termination pursuant to clause (i), this Agreement shall continue with respect to all Stockholder Shares with respect to which an agreement is entered into prior to such termination until payment of the Alternate Transaction Payment for such shares is made or such agreement is terminated.

          (b) Upon termination, this Agreement shall have no further force or effect, except for Section 9 which shall continue to apply to any case, action or proceeding relating to the enforcement of this Agreement.

          5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. The Stockholder hereby represents and warrants to Acquiror as follows:

          (a) DUE AUTHORIZATION. The Stockholder has the legal capacity and all necessary corporate, partner-


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ship and trust power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder Beneficially Owns all of the Stockholder Shares listed on the signature page hereof and specified as so owned with no restrictions on the voting rights or rights of disposition pertaining thereto, except as set forth in the Stockholder Agreement, which constitute all Company Shares Beneficially Owned by such Stockholder. Assuming this Agreement has been duly and validly authorized, executed and delivered by Acquiror, this Agreement constitutes a valid and binding agreement of the Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

          (b) NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound.

          6. REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror hereby represents and warrants to the Stockholder as follows:

          (a) DUE AUTHORIZATION. Acquiror has the requisite corporate power and authority to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of Acquiror and has been duly executed by a duly authorized officer of Acquiror. Assuming this Agreement has been duly and validly executed and delivered by the Stockholder, this Agreement constitutes a valid and binding agreement of Acquiror, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.


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

          7.   NO TRANSFER.

          (a) The Stockholder hereby agrees, without the prior written consent of Acquiror, except pursuant to the terms hereof, not to (i) sell, transfer, assign, pledge or otherwise dispose of or hypothecate any of its Stockholder Shares; (ii) grant any proxies, deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares as to any matter specified in Section 2(a); or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement. Any permitted transferee of Stockholder Shares must become a party to this Agreement and any purported transfer of Stockholder Shares to a person or entity that has not become a party hereto shall be null and void.

          (b) Until the earlier of the Outside Date and the termination of the Merger Agreement in accordance with its terms, the Stockholder will not, and will cause its officers, directors, employees and agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined in the Merger Agreement), or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or its subsidiaries, or afford access to their respective properties, books or records to, any person that may be considering making, or has made, an Acquisition Proposal (but nothing in this Section 7(b) shall prohibit any such person, solely in their capacity as a director of the Company, from participating in deliberations at a meeting of the board of directors of the Company or voting with respect to any Acquisition Proposal, provided, that no representatives of any person making such Acquisition Proposal are present).

          8. ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be assigned by operation of law or otherwise without the


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prior written consent of the other parties hereto, except that Acquiror may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Acquiror; (c) shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto; and
(d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

          9. REMEDIES. The parties acknowledge that it would be impossible to fix money damages for violations of this Agreement and that such violations will cause irreparable injury for which adequate remedy at law is not available and, therefore, this Agreement must be enforced by specific performance or injunctive relief. The parties hereto agree that any party may, in its sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection or defense to the imposition of such relief. Nothing herein shall be construed to prohibit any party from bringing any action for damages in addition to an action for specific performance or an injunction for a breach of this Agreement.

          10. LEGENDS ON CERTIFICATES. Until such time as this Agreement shall terminate pursuant to Section 4 hereof, all certificates representing Stockholder Shares shall bear the following legend:

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDER VOTING AND PROFIT SHARING AGREEMENT, DATED AS OF OCTOBER 10, 1994, BY AND BETWEEN NATIONAL MEDICAL ENTERPRISES, INC. AND THE STOCKHOLDER. ANY TRANSFEREE OF THESE SHARES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF AMERICAN MEDICAL HOLDINGS, INC., 14001 DALLAS PARKWAY, SUITE 200, DALLAS, TEXAS 76380.


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          11.  PARTIES IN INTEREST.  Subject to the provisions of Section 8(b)
hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and other legal representatives, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          13. DEFINITIONS. Unless the context otherwise requires, the following terms shall have the following respective meanings:

          (a) "Beneficial Owner" has the meaning set forth in Rule 13d-3 of the Rules and Regulations to the Exchange Act, and "Beneficially Owned" and "Beneficially Owns" shall have correlative meanings; PROVIDED, HOWEVER, that for purposes of this Agreement a person shall be deemed to be the Beneficial Owner of Company Shares that may be acquired pursuant to the exercise of an option or other right regardless of when such option is exercisable.

          (b) "person" means a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

          (c) The terms "Affiliates" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act, as in effect on the date hereof (the term "registrant" in said Rule 12b-2 meaning in this case the Company).

          14. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the follow-


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ing addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to Acquiror to:

          National Medical Enterprises, Inc.
          2700 Colorado Boulevard
          Santa Monica, California  90404

          Attention:     General Counsel

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom
          300 South Grand Avenue, Suite 3400
          Los Angeles, California  90071
          Telecopy No. (213) 687-5600
          Attention:  Thomas C. Janson, Jr.

          (b) If to the Stockholder, to the address set forth on the signature page, hereto.

          15. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          16. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          17. FURTHER ASSURANCES. The Stockholder further agrees to execute all additional writings, consents and authorizations as may be reasonably requested by Acquiror to evidence the agreements herein or the powers granted to the Proxy hereby or to enable the Proxy to exercise those powers.


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          18.  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.


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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        NATIONAL MEDICAL ENTERPRISES, INC.



                                        By   /s/ Jeffrey C. Barbakow
                                           ------------------------------------
                                             Name: Jeffrey C. Barbakow
                                             Title: Chairman and Chief
                                                    Executive Officer


                                        GKH Investments, L.P.

                                        By:  GKH Partners, L.P.
                                             its general partner

                                        By:  HGM Associates, L.P.,
                                             a general partner

                                        By:  HGM Corporation,
                                             its general partner

                                        By:  /s/ Harold S. Handelsman
                                            -----------------------------------
                                             Name: Harold S. Handelsman
                                             Title:  Vice President
                                             No. of Shares:  24,719,168


                                        GKH Private Limited

                                        By: GKH Partners, L. P.

                                        By: HGM Associates, L.P.,
                                            a general partner

                                        By: HGM Corporation,
                                            its general partner

                                        By:  /s/ Harold S. Handelsman
                                            -----------------------------------
                                             Name: Harold S. Handelsman
                                             Title:  Vice President
                                             No. of Shares:  934,596


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

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        NATIONAL MEDICAL ENTERPRISES, INC.


                                        By   /s/ Jeffrey C. Barbakow
                                           ------------------------------------
                                             Name:  Jeffrey C. Barbakow
                                             Title: Chairman and Chief
                                                    Executive Officer

                                        MB L.P.I
                                        By:  C.S. First Boston MBI, Inc.


                                        By   /s/ David DeNunzio
                                           ------------------------------------
                                             Name:  David DeNunzio
                                             Title:  Vice President
                                             No. of Shares: 10,595,282

                                        Address for Notices:

                                        55 East 52nd Street
                                        New York, New York  10055
                                        Attention:  David DeNunzio

                                        1987 Merchant Investment
                                         Partnership
                                        By:  Merchant G.P., Inc.


                                        By   /s/ David DeNunzio
                                           ------------------------------------
                                             Name:  David DeNunzio
                                             No. of Shares:  710,168

                                        Address for Notices:

                                        55 East 52nd Street
                                        New York, New York  10055
                                        Attention:  David DeNunzio

                                        C.S. First Boston Corporation


                                        By   /s/ David DeNunzio
                                           ------------------------------------
                                             Name:  David DeNunzio
                                             Title:  Managing Director
                                             No. of Shares:  345

                                        Address for Notices:

                                        55 East 52nd Street
                                        New York, New York  10055
                                        Attention:  David DeNunzio


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

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        NATIONAL MEDICAL ENTERPRISES, INC.



                                        By   /s/ Jeffrey C. Barbakow
                                           ------------------------------------
                                             Name:  Jeffrey C. Barbakow
                                             Title: Chairman and Chief
                                                    Executive Officer


                                        STOCKHOLDER: First Plaza Group Trust



                                        By   /s/ Walter T. Doc
                                           ------------------------------------
                                             Name:  Walter T. Doc
                                             Title: Vice President
                                                    General Motors Investment
                                                    Management Corp. as
                                                    Investment Advisor to First
                                                    Plaza Group Trust
                                             No. of Shares Beneficially Owned:

                                                  10,663,636
                                        ---------------------------------------
                                        Address for Notices:
                                        [                                     ]

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